FORM 15

      	[As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                     	SECURITIES AND EXCHANGE COMMISSION

                          	Washington, D.C. 20549

                                 	FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of
the Securities Exchange	Act of 1934 or Suspension of Duty to File Reports Under
Sections 13 and 15(d) of the	Securities Exchange Act of 1934.

                       	Commission File Number:  0-17384
                             	Boston Technology, Inc.
              	(Exact name of registrant as specified in its charter)
   	100 Quannapowitt Parkway, Wakefield, Massachusetts 01880 (781) 246-9000

   	(Address, including zip code, and telephone number, including area code,
                  	of registrant's principal executive offices)
                          	Common Stock, $0.001 par value
            	(Title of each class of securities covered by this Form)
                                   	None
	(Titles of all other classes of securities for which a duty to file reports
                  under section 13(a)	or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [  ]

Rule 12g-4(a)(1)(ii)   [  ]                Rule 12h-3(b)(2)(i)    [  ]

Rule 12g-4(a)(2)(i)    [  ]                Rule 12h-3(b)(2)(ii)   [  ]

Rule 12g-4(a)(2)(ii)   [  ]                          Rule 15d-6   [  ]

Rule 12h-3(b)(1)(i)    [  ]



Approximate number of holders of record as of the certification or notice date:
  one (1)

Pursuant to the requirements of the Securities Exchange Act of 1934, Boston Technology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 14, 1998					By: /s/ Francis E. Girard
                               ______________________________________
                               	Francis E. Girard,
                                President and Chief Executive Officer